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                                                                     EXHIBIT 5.1


                               __________, 1997


HON INDUSTRIES Inc.
414 East Third Street
P.O. Box 1109
Muscatine, Iowa 52761-7109

Ladies and Gentlemen:

               Re:  3,904,250 Shares of Common Stock,
                    $1.00 par value per share
                    -------------------------

     We have acted as one of the counsel for HON INDUSTRIES Inc. (the "Company") in connection with (a) the issuance and sale by the Company of 800,000 shares of Common Stock, $1.00 par value per share, of the Company (the "Common Stock") in accordance with the U.S. Purchase Agreement (the "U.S. Purchase Agreement") among the Company, Bandag, Incorporated (the "Selling Shareholder") and Merrill Lynch Pierce Fenner & Smith Incorporated, William Blair & Company L.L.C., Robert
W. Baird & Co. Incorporated and McDonald & Company Securities, Inc., as Representatives of the several Underwriters named in Schedule A thereto (collectively, the "Underwriters") and up to 509,250 additional shares that may be issued and sold by the Company pursuant to the over-allotment option granted to the Underwriters (the aggregate of 1,309,250 shares that may be sold by the Company to the Underwriters being hereinafter referred to as the "U.S. Primary Shares"), (b) the sale by the Selling Shareholder of 1,916,000 shares (the "U.S. Secondary Shares") of Common Stock in accordance with the U.S. Purchase Agreement, (c) the issuance and sale by the Company of 200,000 shares (the "International Primary Shares") and together with the U.S. Primary Shares, the "Primary Shares") of Common Stock in accordance with the International Purchase Agreement (the "International Purchase Agreement" and together with the U.S. Purchase Agreement, the "Purchase Agreements") among the Company, the Selling Shareholder and Merrill Lynch International, William Blair & Company L.L.C., Robert W. Baird & Co. Incorporated and McDonald & Company Securities, Inc., as Representatives of the several Managers named in Schedule A thereto (collectively, the "Managers") and (d) the sale by the Selling Shareholder of 479,000 shares (the "International Secondary Shares" and together with the U.S. Secondary Shares, the "Secondary Shares") in accordance with the International Purchase Agreement.
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     We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. In rendering this opinion, we have assumed that the signatures on all documents examined by us are genuine and that the person who affixed such signature to such documents had authority to do so, including corporate and fiduciary authority.

     Based on the foregoing, in our opinion:

     1. The Primary Shares are duly authorized, and when issued and sold to the Underwriters and Managers pursuant to the Purchase Agreements against payment of consideration therefor as provided therein and in accordance with the resolutions adopted by the Board of Directors of the Company determining that such consideration is adequate, will be validly issued, fully paid, and nonassessable.

     2. The Secondary Shares are duly authorized, validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-3 (Reg. No. ___) as amended by Amendment No. ___ dated the date hereof (the "Registration Statement") filed by the Company to effect registration of the Primary Shares and the Secondary Shares under the Securities Act of 1933, as amended, and to the reference to us under the caption "Legal Matters" in the prospectus comprising a part of the Registration Statement.

                                          Very truly yours,

                                          STANLEY, LANDE & HUNTER


                                          By
                                            -----------------------
                                                 David J. Meloy

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